Exhibit F-1(a)



                   (LETTERHEAD OF THELEN REID & PRIEST LLP)



                                          April 9, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

            We refer to the Declaration on Form U-1, dated January 18, 2001, as amended by Amendment No. 1 thereto, dated March 1, 2001, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by GPU, Inc., a Pennsylvania corporation ("GPU"), with the Securities and Exchange Commission and docketed in Commission File No. 70-9835. (The Declaration, as thus amended, is hereinafter referred to as the "Declaration").

            The Declaration contemplated, among other things, the issuance of a guarantee by GPU (the "Guarantee") of the obligations of its wholly-owned subsidiary, MYR Group, Inc. ("MYR") under a Credit Agreement, dated November 28, 2000 ("Credit Agreement"), with Bank One, NA as administrative agent and as the initial lender. The Credit Agreement permits borrowings by MYR from time to time in an aggregate amount not to exceed $50 million outstanding at any one time.

            Members of this firm have acted as counsel to GPU and to its subsidiaries for many years. In such capacity, we have participated in various proceedings relating to GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

            We have reviewed the opinion of Ryan, Russell, Ogden & Seltzer LLP, dated January 18, 2001 and filed as Exhibit F-2 to the Declaration and the documents, instruments and agreements referenced therein. We have also examined a copy of the Commission's order dated March 28, 2001, permitting the Declaration, as then amended, to become effective. We have also examined a copy of the Certificate Pursuant to Rule 24 of Completion of Transactions, dated this date, under the Act, with which this opinion is being filed, certifying to the completion of the transactions proposed in the Declaration. In addition, we have examined such other instruments, agreements and documents and made such other investigation as we have deemed necessary as a basis for this opinion.

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Securities and Exchange Commission
April 9, 2001
Page 2



            We are members of the Bar of the States of New York and New Jersey and, for purposes of this opinion, do not purport to be experts on the laws of any jurisdiction other than the laws of the States of New York and New Jersey and the federal laws of the United States. As to all matters herein which are governed by the laws of the Commonwealth of Pennsylvania, we have relied upon the opinion of Ryan, Russell, Ogden & Seltzer LLP which is being filed as Exhibit F-2(a) to the aforesaid Rule 24 Certificate.

            Based upon the foregoing, we are of the opinion that:

                  (a) all State laws applicable to the issuance by GPU of the Guarantee have been complied with;

                  (b)   GPU,  the  issuer of the  Guarantee,  is validly
            organized  and  duly  subsisting  in  the   Commonwealth  of
            Pennsylvania;

                  (c) the Guarantee is a valid and binding obligation of GPU in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws affecting creditors' rights generally and general equitable principles; and

                  (d) the issuance of the Guarantee did not violate the legal rights of the holders of any securities issued by GPU or any "associate company" thereof, as defined in the Act.

            We hereby consent to the filing of this opinion as an exhibit to the Rule 24 Certificate and in any proceedings before the Commission that may be held in connection therewith.


                                    Very truly yours,


                                    /s/ Thelen Reid & Priest LLP

                                    THELEN REID & PRIEST LLP